Exhibit 99.1

FOR IMMEDIATE RELEASE

Thursday, October 06, 2011

Craig Dubow resigns as Chairman and CEO of Gannett

Marjorie Magner named Chairman; Gracia Martore named CEO

McLEAN, VA – Gannett Co., Inc. (NYSE: GCI) today announced that Craig A. Dubow, chairman and chief executive officer, has resigned due to disability. Dubow had taken a leave of absence on September 15 to address continuing issues relating to prior medical conditions.

Marjorie Magner, an independent director since 2006 who has been chairman of the audit committee, has been named non-executive chairman of the board. Gracia C. Martore, president and chief operating officer, who has been serving as principal executive officer while Mr. Dubow was on medical leave, has been named president and chief executive officer and joined Gannett’s Board of Directors.

“I’ve been with Gannett for 30 amazing years,” said Dubow. “I am extremely proud of where we are today as a company. We have always maintained an unwavering focus on the consumer. As a result, we have evolved into a digitally led media and marketing solutions company committed to delivering trusted news and information anywhere, anytime. For me, the decision to step down was difficult, but I must now focus on my health and my family. I will miss working with the talented team at Gannett and firmly believe the company’s best days lie ahead. Gannett is in good hands under Gracia’s leadership and well positioned to succeed going forward.”

“During the past six years, Craig has repositioned Gannett as a leading media and marketing solutions company during an extremely challenging time for our industry,” said Magner. “Craig championed our consumers and their ever-changing needs for news and information. He was instrumental in building a strong management team combining talent from within the company as well as from the outside — a team that shares a common passion and vision for Gannett’s future. We thank Craig for his dedication and for the solid foundation he has laid for the company going forward.”

Magner continued, “We are very fortunate to have an executive of Gracia’s tenure and caliber in place and ready to lead the ongoing transformation of the company for long-term growth. She is smart, straightforward and committed to Gannett’s mission to provide trusted news and information and serve our many communities. Gracia has a proven track record and has demonstrated effective leadership over 26 years at the company. Most importantly she has an incredible sense of responsibility for ensuring Gannett’s continued success.”

“I have great admiration for what Craig has achieved in building our business to meet the changing needs of consumers and businesses today. We will miss him and wish him and his family the very best,” said Martore. “I am honored to be assuming the lead at Gannett at this time. We will continue our relentless quest to provide trusted news and information and will actively support the people and businesses in the communities we serve. We have the strategy, brands and talent to ensure that we fulfill our purpose for a long time to come.”

Magner is Managing Partner of Brysam Global Partners, a private equity firm investing in financial services firms with a focus on consumer opportunities in emerging markets. Magner left Citigroup in 2005 after 18 years, most recently as Chairman and CEO of the Global Consumer Group. She is also a director of Accenture Ltd. and Ally Financial Inc.

Martore joined Gannett in 1985 after 12 years in banking and became chief financial officer in 2003, executive vice president in 2006, and president and chief operating officer in 2010. She serves on the Board of Directors of FM Global and holds a BA degree in History and Political Science from Wellesley College where she was a Wellesley Scholar.

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About Gannett

Gannett Co., Inc. (NYSE: GCI) is an international media and marketing solutions company that informs and engages more than 100 million people every month through its powerful network of broadcast, digital, mobile and publishing properties. Our portfolio of trusted brands offers marketers unmatched local-to-national reach and customizable, innovative marketing solutions across any platform. Gannett is committed to connecting people – and the companies who want to reach them – with their interests and communities. For more information, visit www.gannett.com.

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